EXHIBIT 5.1

OPINION AND CONSENT OF O’NEIL LLP

March 25, 2014

Quiksilver, Inc.

15202 Graham Street

Huntington Beach, CA 92649

Re:	Quiksilver, Inc. – Registration Statement on Form S-8 for Offering of an Aggregate of 7,499,968 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Quiksilver, Inc., a Delaware corporation (the “Company”), in connection with preparation and filing with the Securities and Exchange Commission (“Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 7,499,968 shares of the Company’s common stock (the “Shares”) authorized for issuance under the Company’s 2013 Performance Incentive Plan (the “2013 Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the 2013 Plan, and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents for public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

Based on the foregoing, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option or purchase agreements duly authorized under the 2013 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable shares of the Company’s common stock.

We consent to your filing of this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2013 Plan or the Shares.

Very truly yours,

/s/ O’Neil LLP

O’NEIL LLP